Exhibits 5.1 and 8.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

December 2, 2009

Monongahela Power Company

MP Environmental Funding LLC

2215 B Renaissance Drive, Suite #5

Las Vegas, Nevada 89119

Re: MP Environmental Funding LLC

Ladies and Gentlemen:

We have acted as special counsel to MP Environmental Funding LLC, a Delaware limited liability company (the “Issuer”), MP Renaissance Funding, LLC, a Delaware limited liability company (the “First Tier Subsidiary”), and Monongahela Power Company, an Ohio corporation (“Mon Power”), in connection with the preparation of the Registration Statement on Form S-1 (Registration No.333-162749), as amended (the “Registration Statement”), filed by the Issuer with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to ratepayer obligation charge bonds (the “ROC Bonds”) of the Issuer to be offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement. The ROC Bonds are to be issued under an Indenture, as supplemented by one or more series supplements thereto (the “Indenture”), between the Issuer and U.S. Bank National Association, a national banking association, as indenture trustee (“Indenture Trustee”). Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Indenture.

We are familiar with the proceedings taken and proposed to be taken by the Issuer in connection with the proposed authorization, issuance and sale of the ROC Bonds. In this regard, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer, the First Tier Subsidiary, and Mon Power and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer, the First Tier Subsidiary, Mon Power and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Issuer and the validity, binding effect and enforceability thereof upon the Issuer). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon representations included in the documents we have examined, upon certificates of officers of the Issuer and Mon Power, and upon certificates of public officials, including representations and warranties of the Issuer and Mon Power.

Monongahela Power Company

MP Environmental Funding LLC

December 2, 2009

For purposes of the opinions expressed below, we assume the following:

a. the Registration Statement will become effective;

b. the proposed transactions are consummated as contemplated in the Registration Statement;

c. prior to the issuance of any series or class of ROC Bonds:

i. all necessary orders, approvals and authorizations for the Issuer’s purchase, from time to time, of Environmental Control Property from Mon Power in exchange for the net proceeds of ROC Bonds, will have been obtained by the Issuer;

ii. the Series Supplement will have been executed and delivered by the Issuer’s authorized representative and by the trustee named therein;

iii. the maturity dates, the interest rates, the redemption provisions and the other terms of the ROC Bonds being offered will be fixed in accordance with the terms of the Indenture;

iv. the related Environmental Control Property Sale Agreement between the Issuer, as purchaser, and Mon Power, as seller, will have been executed and delivered;

v. the related Environmental Control Property Servicing Agreement between the Issuer and Mon Power, as servicer, will have been executed and delivered;

vi. the related Underwriting Agreement or purchase agreement between the Issuer, Mon Power and the underwriters or purchasers named therein relating to the series or class of ROC Bonds (the “Underwriting Agreement”) will have been executed and delivered;

vii. the related Pricing Advice Letter will have been completed and filed with, and approved by, the Public Service Commission of West Virginia; and

d. the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

Monongahela Power Company

MP Environmental Funding LLC

December 2, 2009

Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and the Series Supplement, when delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture, the Series Supplement and the Underwriting Agreement, the ROC Bonds will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditor’s rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We hereby confirm our opinion as set forth under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Prospectus constituting a part of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “LEGAL MATTERS” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC, except with respect to the immediately preceding paragraph.

We are members of the New York Bar and do not hold ourselves out as experts in the laws of the States of West Virginia or Delaware. With your consent, we have relied upon the opinion of even date herewith of Jackson Kelly PLLC, Charleston, West Virginia, counsel for the Issuer, as to all matters of West Virginia law, and Richards, Layton and Finger, P.A., Wilmington, Delaware, as to all matters of Delaware law.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP